Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Magellan Petroleum Corporation owns the following subsidiaries directly:

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION	OWNERSHIP
Nautilus Poplar LLC	Montana, USA	100.00%
Magellan Petroleum Pty Ltd	Queensland, Australia	100.00%
Magellan Petroleum (UK) Limited	United Kingdom	100.00%

Magellan Petroleum Australia Pty Ltd owns the following subsidiaries directly or indirectly:

SUBSIDIARY	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION	OWNERSHIP
Magellan Petroleum (N.T.) Pty. Ltd.	Queensland, Australia	100.00%
Paroo Petroleum Pty. Ltd.	Queensland, Australia	100.00%
Paroo Petroleum (Holdings), Inc.	Delaware, USA	100.00%
Paroo Petroleum (USA), Inc.	Delaware, USA	100.00%
Magellan Petroleum (W.A.) Pty. Ltd.	Queensland, Australia	100.00%
Magellan Petroleum (Eastern) Pty. Ltd.	Queensland, Australia	100.00%
United Oil & Gas Co. (N.T.) Pty. Ltd.	Queensland, Australia	100.00%
Magellan Petroleum (Qld.) Pty. Ltd.	Queensland, Australia	80.00%
Magellan Petroleum (Offshore) Pty. Ltd.	Queensland, Australia	100.00%
Jarl Pty. Ltd.	Queensland, Australia	100.00%